Exhibit 10.10

PENDRELL CORPORATION

RESTRICTED STOCK UNIT GRANT NOTICE

(2012 EQUITY INCENTIVE PLAN)

Pendrell Corporation (the “Company”) hereby awards to the Participant identified below (“You”) the number of restricted stock units specified and on the terms set forth below (the “Award”). The Award is subject to (i) the approval of the Company’s 2012 Equity Incentive Plan (the “Plan”) by the Company’s stockholders, and (ii) all of the terms and conditions set forth in the Plan and your Restricted Stock Unit Agreement (the “Award Agreement”), both of which are included with this notice. Capitalized terms used and not defined in this notice shall have the meanings set forth in the Plan or the Award Agreement.

Name:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:	Unless you are party to an employment letter, employment agreement or similar agreement that provides you with more favorable vesting provisions (an “Employment Agreement”), your Award will vest as follows, with vesting terminating upon termination of Continuous Service:

Years of Continuous Service From Vesting Commencement Date	Vesting Schedule

Special Tax Withholding Right:	You will recognize ordinary income when you receive Class A Common Stock under your Award Agreement, for which the Company will be required to withhold income taxes. You may direct the Company to withhold a portion of the shares issuable under your Award Agreement and to pay the withholding tax on your behalf to the appropriate taxing authorities, as provided in Section 10 of the Award Agreement.

Additional Terms/Acknowledgements: You acknowledge receipt of this notice, and understand and agree that your Award is subject to the Award Agreement, the Plan and, if applicable, your Employment Agreement. In that regard, any reference in your Employment Agreement to vesting of “restricted stock,” “restricted stock units” or “RSUs” shall apply to the vesting of the Award, unless your Employment Agreement contains explicit provisions to the contrary. You further acknowledge that this notice, your Employment Agreement (if applicable), your Award Agreement and the Plan set forth the entire understanding between you and the Company regarding the Award and supersedes all prior oral and written agreements on that subject.

By accepting this Award, you consent to receive Plan documents by electronic delivery, including the Plan prospectus relating to the registration of the shares issuable upon the vesting of the restricted stock units, and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

PENDRELL CORPORATION	YOU:

By:
Signature

PENDRELL CORPORATION

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

In consideration of your services, Pendrell Corporation (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2012 Equity Incentive Plan (the “Plan”) for the number of restricted stock units set forth in the Restricted Stock Unit Grant Notice (the “Grant Notice”) that accompanied this Restricted Stock Unit Agreement (this “Award Agreement”). Capitalized terms not defined in this Award Agreement shall have the meanings given to them in the Plan

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1. GRANT OF THE AWARD. This Award represents your right to be issued on a future date the number of shares of the Company’s Class A Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice (the “Stock Units”). As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Stock Units subject to the Award. This Award was granted in consideration of your services to the Company. You will not be required to make any payment to the Company (other than past and future services to the Company) for the Award, the vesting of the Stock Units or the delivery of the Class A Common Stock to be issued upon vesting of the Award.

2. VESTING. Subject to any acceleration provisions, rights and limitations contained in your Employment Agreement (as defined in the Grant Notice), your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Upon termination of your Continuous Service for any reason, the Stock Units credited to the Account that were not vested on the date of or as a result of such termination (after taking into account any vesting acceleration provisions in your Employment Agreement) will be forfeited at no cost to the Company and you will have no further right, title or interest in such Stock Units or the shares of Class A Common Stock to be issued in respect of such portion of the Award.

3. NUMBER OF STOCK UNITS AND SHARES OF CLASS A COMMON STOCK.

(a) The number of Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b) Any additional Stock Units that become subject to the Award pursuant to this Section 3 and Section 7, if any, shall be subject, in a manner determined by the Plan Administrator, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Stock Units covered by your Award.

(c) Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Class A Common Stock shall be created pursuant to this Section 3. The Plan Administrator shall, in its discretion, determine an equivalent benefit for any fractional shares that would otherwise be created by the adjustments referred to in this Section 3.

4. SECURITIES LAW COMPLIANCE. After your Award has vested, the Company will issue shares in the manner described in Section 6 of this Award Agreement so long as: (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive shares if the Company determines that receipt would not be in material compliance with such laws and regulations.

5. TRANSFER RESTRICTIONS. You may not assign, donated, pledge or transfer your Award, except by will or by the laws of descent and distribution. Any attempt to do so other than as a result of your death will be void

6. DATE OF ISSUANCE.

(a) To the extent the Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), and subject to the remainder of this Section, the Company will deliver to you a number of shares of the Company’s Class A Common Stock equal to the number of vested Stock Units subject to your Award on the applicable vesting date(s). If a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day.

(b) The provisions of Appendix A to this Award Agreement will apply to the extent the Award is subject to, and not exempt from, application of Section 409A (a “Non-Exempt Award”).

7. DIVIDENDS. If the Company declares a nonrecurring cash dividend, then the Plan Administrator shall appropriately and proportionately adjust the number of securities subject to the Award, as more thoroughly described in Section 9 of the Plan. As a result, you may become entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares to be issued in respect of the Stock Units covered by your Award, which cash payments shall be subject to the same forfeiture restrictions as apply to the Stock Units and shall be paid at the same time that the corresponding shares are issued in respect of your vested Stock Units, provided that if any such dividends or distributions are paid in shares, then you will automatically be granted a corresponding number of additional Stock Units subject to the Award (the “Dividend Units”), and further provided that such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Stock Units subject to the Award with respect to which the Dividend Units relate.

8. RESTRICTIVE LEGENDS. The shares issued in respect of your Award may be endorsed with appropriate legends determined by the Company.

9. AWARD NOT A SERVICE CONTRACT.

(a) Nothing in this Award Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit unless such right or benefit has specifically accrued under the terms of your Employment Agreement, this Award Agreement or Plan; or (iv) alter the Company’s right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 2 is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Award Agreement.

10. WITHHOLDING OBLIGATIONS.

(a) You hereby authorize the Company to withhold from the Class A Common Stock issuable to you or otherwise make adequate provision in cash for any sums required to satisfy any federal, state, local and foreign tax withholding obligations which arise in connection with your Award (the “Withholding Tax”). Alternatively, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Tax obligation by: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Tax and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Tax directly to the Company or its designated Affiliate.

(b) Unless the Withholding Tax obligations are satisfied, the Company shall have no obligation to deliver to you any Class A Common Stock.

(c) If specified in your Grant Notice, you may direct the Company to withhold shares of Class A Common Stock with a Fair Market Value (measured as of the date shares of Class A Common Stock are issued pursuant to Section 6) equal to the amount of such Withholding Tax; provided, however, that the number of such shares of Class A Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

11. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Award Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Award Agreement until such shares are issued to you pursuant to Section 6 of this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12. OTHER DOCUMENTS. You acknowledge receipt of the Company’s policy permitting officers and directors to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

13. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. MISCELLANEOUS.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(b) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(c) This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) All obligations of the Company under the Plan and this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Award Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

16. SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17. AMENDMENT. This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Plan Administrator by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Plan Administrator reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

18. NO OBLIGATION TO MINIMIZE TAXES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

*        *        *

This Award Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.

Appendix A

The provisions set forth on this Appendix A shall apply to the extent the Award is a Non-Exempt Award and shall supersede any provisions to the contrary set forth in the Plan or in any other section of the Award Agreement.

1. The provisions of this Section 1 are intended to apply to the extent your Award is a Non-Exempt Award because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provide for acceleration of vesting of your Award and issuance of the shares in respect of the Award upon your termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”). To the extent your Award is a Non-Exempt Award due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 1 of Appendix A shall supersede anything to the contrary in Section 6(a) of the Award Agreement.

(a) If your Award vests in the ordinary course during your Continuous Service in accordance with the vesting schedule set forth in the Grant Notice, without accelerating vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of your Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date and (ii) the 60th day that follows the applicable vesting date.

(b) If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of your Award and, therefore, are part of the terms of your Award as of the date of grant, then the shares will be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service. However, if at the time the shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six month period.

(c) If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Award and, therefore, are not a part of the terms of your Award on the date of grant, then such acceleration of vesting of your Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during your Continuous Service, notwithstanding the vesting acceleration of the Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

2. Permitted Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions in this Section 2 shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of your Non-Exempt Award in connection with a Corporate Transaction if you were either an Employee or Consultant upon the applicable date of grant of your Non-Exempt Award.

(a) Vested Non-Exempt Awards: To the extent your Non-Exempt Award has vested in accordance with its terms upon or prior to the date of a Corporate Transaction (such portion of your Non-Exempt Award is a “Vested Non-Exempt Award”), then the following provisions shall apply.

(i) If the Corporate Transaction is also change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (a “409A Change of Control”) then the surviving or acquiring corporation (or its parent company) (the “Acquiring Entity”) may not assume, continue or substitute your Vested Non-Exempt Award. Upon the 409A Change of Control the settlement of your Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of your Vested Non-Exempt Award. Alternatively, the Company may instead provide that you will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to you upon the 409A Change of Control.

(ii) If the Corporate Transaction is not also a 409A Change of Control, then the Acquiring Entity must either assume, continue or substitute your Vested Non-Exempt Award. The shares to be issued in respect of your Vested Non-Exempt Award shall be issued to you by the Acquiring Entity on the same schedule that the shares would have been issued to you if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to you on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(b) Unvested Non-Exempt Awards. To the extent your Non-Exempt Award has not vested in accordance with its terms upon or prior to the date of any Corporate Transaction, (such portion of your Non-Exempt Award is an “Unvested Non-Exempt Award”), then the following provisions shall apply.

(i) If the Acquiring Entity will not assume, substitute or continue your Unvested Non-Exempt Award, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to you in respect of your forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Company may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to you, as further provided in Section 4(b) below. In the absence of such discretionary election by the Company, your Unvested Non-Exempt Award shall be forfeited without payment of any consideration to you if the Acquiring Entity will not assume, substitute or continue your Unvested Non-Exempt Award in connection with the Corporate Transaction.

(ii) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a 409A Change of Control.

3. Permitted Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. If you were a Director but not an Employee or Consultant on the applicable grant date of your Non-Exempt Award and (“Non-Exempt Director Award”), the following provisions shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of your Non-Exempt Director Award in connection with a Corporate Transaction.

(a) If the Corporate Transaction is also a 409A Change of Control then the Acquiring Entity may not assume, continue or substitute your Non-Exempt Director Award. Upon the 409A Change of Control the vesting and settlement of your Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to you in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that you will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to you upon the 409A Change of Control pursuant to the preceding provision.

(b) If the Corporate Transaction is not also a 409A Change of Control, then the Acquiring Entity must either assume, continue or substitute your Non-Exempt Director Award. Unless otherwise determined by the Board, your Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of your Non-Exempt Director Award shall be issued to your by the Acquiring Entity on the same schedule that the shares would have been issued to you if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to you on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

4. General Superseding Provisions. The provisions in this Section 4 shall apply and supersede anything to the contrary that may be set forth in the Plan, the Grant Notice or in any other section of the Award Agreement with respect to the permitted treatment of your Non-Exempt Award:

(a) Any exercise by the Board of discretion to accelerate the vesting of your Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(b) The Company explicitly reserves the right to earlier settle your Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(c) To the extent the terms of your Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a 409A Change of Control. To the extent the terms of your Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to you in connection with your “separation from service” you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six (6) months following the date of your Separation From Service, or, if earlier, the date of your death that occurs within such six month period.

5. Section 409A Compliance. The provisions in this Award Agreement for delivery of the shares in respect of the Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to you in respect of your Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.